Exhibit 10.10

CONFIDENTIAL SEPARATION AGREEMENT

This CONFIDENTIAL SEPARATION AGREEMENT (this “Agreement”) is entered into as of this 31st day of March, 2008, by and between Echo Global Logistics, Inc., a Delaware corporation (the “Company”), and Scott P. Pettit (“Pettit”).

WHEREAS, Pettit has been employed as Chief Financial Officer of the Company;

WHEREAS, the Company is terminating Pettit’s employment with the Company effective as of April 4, 2008 (the “Effective Date”) in accordance with the terms of this Agreement;

WHEREAS, the Company and Pettit entered into that certain Employment Agreement dated as of January 1, 2008 (the “Employment Agreement”), which, among other things, contains restrictions on competition and solicitation on the part of Pettit;

WHEREAS, the Company and Pettit entered into that certain Confidentiality Agreement dated as of December 19, 2007 (the “Confidentiality Agreement”), which, among other things, contains restrictions on the use and/or disclosure of confidential information on the part of Pettit; and

WHEREAS, the Company desires to provide certain compensation to, and enter into the other commitments contained herein for the benefit of, Pettit in exchange for a general release by Pettit and Pettit’s agreement and adherence to other terms enumerated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Pettit agree as follows:

1.             TERMINATION.  Pettit is hereby terminated from any and all officer position(s) he may hold with the Company or any of its respective subsidiaries, affiliates or other related entities (such subsidiaries, affiliates and other related entities shall be referred to collectively herein as the “Related Entities”) on the Effective Date.  Pettit’s employment with the Related Entities will terminate on the Effective Date.

2.             PAYMENTS AND BENEFITS.  In consideration of the releases, covenants and other consideration set forth herein, the Company agrees to provide the following to Pettit:

(a)           Base Salary Continuation.  The Company will continue to pay Pettit at an annual base salary rate of Two Hundred Thousand Dollars ($200,000) through and including April 4, 2008, payable at the Company’s regular employee payroll intervals and subject to required withholdings.

(b)           Employee Benefits Continuation.  To the extent permitted under the applicable plans and policies and in a manner consistent with past practices, the Company will continue to cover through and including April 15, 2008 any costs or expenses associated with the continued coverage of Pettit and his dependents under the applicable health and disability insurance plans and policies presently maintained by the Company.  To the extent such coverage is not permitted under such plans and policies, the Company will pay all COBRA continuation coverage premiums for Pettit and his dependents under such plans and policies until April 4, 2008.  All such payments made during such period will be considered to be in satisfaction of any obligation of the Company to provide continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended.

(c)           Bonuses.  Pettit understands and agrees that in connection with his employment with the Related Entities he is not, and will not be, entitled to any bonus for 2007.  The Company and Pettit understand and agree that in connection with his employment with the Related Entities Pettit may be entitled to receive a bonus for the period from January 1, 2008 to March 31, 2008 in accordance with the terms and conditions of Section 4(c)(i) of the Employment Agreement.

(d)           No Other Obligation.   Except as specifically set forth herein, neither the Company nor any other Related Entity shall have any obligation or liability to Pettit related to his past or current employment, other than the obligation to reimburse Pettit, in a manner consistent with past practices and the Company’s existing policies and procedures, for his expenses incurred (1) through and including the Effective Date in the conduct of his employment with the Company or (2) after the Effective Date in connection with (A) any consulting and advisory services provided by Pettit to the Company pursuant to Section 3 hereof or (B) any cooperation provided by Pettit to the Company pursuant to Section 10 hereof.

3.             CONSULTING AND ADVISORY SERVICES.  Pettit will, through and including April 15, 2008 and as requested by the Company, provide part-time consulting and advisory services to the Company (the “Services”).  Pettit agrees to devote his commercially reasonable efforts, working time and skill to the Services; provided, however, that in no event shall Pettit be required to provide more than twenty (20) hours of Services in any calendar month.  The Services shall be performed by Pettit, and Pettit shall not be required to employ others to perform the Services.  Pettit shall be eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with the performance of the Services, provided that such reimbursement is directly related to the Services.  Pettit shall provide the Company with documentation evidencing all requests for reimbursement of such expenses. Pettit is not authorized to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company or to third parties in performing the Services under this Agreement.

4.             PROTECTIVE AGREEMENTS.  Pettit and the Company understand and agree that the Employment Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with their respective terms through and including the Effective Date.  After the Effective Date (A) this Agreement shall fully supersede the Employment Agreement, other than Sections 8 and 9 of the Employment Agreement, which shall survive in accordance with their terms, and (B) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that Sections 1 and 2 of the Confidentiality Agreement will be of no further force and effect and will be null and void.

5.             EQUITY OWNERSHIP.  Pettit acknowledges that he (i) is the record and beneficial owner of 50,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), (ii) is the record and beneficial owner of vested options to purchase 50,000 shares of Common Stock at an exercise price of $4.40 (the “Vested Options,”

and together with the Shares, the “Owned Securities”), (iii) is the record and beneficial owner of unvested options to purchase 150,000 shares of Common Stock (the “Unvested Options”), including unvested options to purchase 30,000 shares of Common Stock vesting on December 27, 2008 (the “Subject Options,” and together with the Owned Securities, the “Subject Securities”), (iv) owns no other equity interests of the Company, whether directly or indirectly, or of record or beneficially, and has no right to acquire any other equity interests of the Company.  Notwithstanding anything to the contrary in the Employment Agreement, the Confidentiality Agreement, any stock option plan or award agreement (including exhibits and schedules related thereto), or otherwise (A) Pettit shall be entitled to the Subject Options in consideration for his agreement to comply with the terms and conditions of this Agreement, including the provision of the Services in accordance with Section 3 hereof, through and including July 3, 2008 (it being understood that the Subject Options shall be immediately cancelled and forfeited in the event Pettit fails to comply with the terms and provisions of this Agreement, including the provision of the Services in accordance with Section 3 hereof, through and including July 3, 2008), (B) Pettit shall have until July 3, 2008 to exercise the Vested Options and the Subject Options and (C) the Unvested Options, other than the Subject Options, shall be immediately cancelled and forfeited as of the Effective Date.

6.             TRANSFER RESTRICTIONS.  Pettit further acknowledges that the Company is contemplating an initial public offering (the “Offering”) of its Common Stock (the “Offering Shares”), which Offering Shares will be sold to a group of underwriters for resale to the public.  Pettit agrees that, without the prior written consent of the Company (which consent may be given or withheld in the Company’s sole and absolute discretion), he will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Offering: (1) sell, offer to sell, pledge, mortgage, hypothecate, encumber, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, the Subject Securities, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Subject Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Subject Securities or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) transfers of the Subject Securities to any trust, partnership or limited liability company for the direct or indirect benefit of Pettit or his immediate family or (b) transfers of the Subject Securities to any beneficiary of Pettit pursuant to a will or other testamentary document or applicable laws of descent; provided that in the case of any transfer or distribution pursuant to clause (a) or (b) above, each transferee shall agree to be bound by the transfer and other restrictions contained herein.  For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.  Pettit also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Subject Securities except in compliance with the foregoing restrictions

7.             COMPANY RIGHT OF FIRST REFUSAL.

(a)           Grant.  Subject to the terms of Section 6 above, Pettit unconditionally and irrevocably grants to the Company the right to purchase all or a portion of the Subject Securities (the “Right of First Refusal”) with respect any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, assignment, disposition of or any other transfer, disposition or encumbering of the Subject Securities (or any interest therein) proposed by Pettit (a “Proposed Transfer”) at the same price and on the same terms and conditions as those offered to the prospective transferee (the “Prospective Transferee”).

(b)           Notice.  Pettit must deliver a notice of any Proposed Transfer (the “Transfer Notice”) to the Company not later than forty-five (45) days prior to the consummation of such Proposed Transfer.  The Transfer Notice shall contain the material terms and conditions of the Proposed Transfer, including, without limitation, the number of Subject Securities to be transferred, the nature of the Proposed Transfer, the date of the Proposed Transfer, the consideration to be paid and the name and address of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 7, the Company must deliver a written notice to Pettit within fifteen (15) days after delivery of the Transfer Notice notifying Pettit that the Company intends to exercise its Right of First Refusal as to some or all of the Subject Securities with respect to any Proposed Transfer.

(c)           Closing.  The closing of the purchase of the Subject Securities by the Company in accordance with this Section 7 shall take place, and all payments from the Company shall have been delivered to Pettit, by the later of (i) the date specified in the Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Transfer Notice.

(d)           Termination of Right of First Refusal.  The Right of First Refusal shall terminate and be of no further force and effect 180 days after the date of the final prospectus relating to the Offering.

8.             GENERAL RELEASES.

(a)           General Release by Pettit.  Upon the execution of this Agreement, and in consideration of the covenants and other consideration set forth herein, the sufficiency of which Pettit hereby acknowledges, Pettit (including, but not limited to, in his capacity as a holder of the Subject Securities and the Unvested Options) releases the Company, the Related Entities, any and all entities that have been or may become associated with the Company and/or the Related Entities in the future in any manner whatsoever, and each of the foregoing entities’ past, present and future shareholders, directors, officers, employees, agents, attorneys, consultants, predecessors, successors and assigns (all of the foregoing, collectively, the “Releasees”), from any and all claims, demands, suits, debts, loans, judgments, liens, obligations, damages, liabilities (including, but not limited to, claims for indemnification or contribution), rights and causes of action of any nature whatsoever, known or unknown, at law or equity or otherwise, including, but not limited to, claims, demands, suits, causes or rights of action relating to breach of contract or public policy, any claims arising under Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000(e), et seq.; the Federal Age

Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 623, et seq.; the Americans with Disability Act, 42 U.S.C. § 12101, et seq.; the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1132(a)(1)(B), et seq.; Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); ); the Illinois Human Rights Act, 775 ILCS 5/1-103, et seq.; the Cook County Human Rights Ordinance, Ord. No. 93-0-13; the Illinois Wage Payment and Collection Act, 820 ILCS 115/1, et seq.; the United States Constitution, including any rights of privacy thereunder; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for discrimination or harassment of any kind; claims for defamation or other personal or business injury of any kind; claims for unpaid wages, medical expenses, or other benefits or compensation; any claims arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of the Releasees, and any and all rights to or claims for continued employment, attorneys’ fees or damages (including, but not limited to, contract, compensatory, punitive or liquidated damages) or equitable relief, arising from the beginning of time up to and including the date of this Agreement, which Pettit may ever have had or has now or which his heirs, executors or assigns can or shall have, against any or all of the Releasees, whether known or unknown, including, but not limited to, those on account of or arising out of or in any way or manner relating to, or based upon, his employment with the Company or his separation from such employment, or any facts, transactions, occurrences, acts or omissions, products or services relating to such employment or separation.  Pettit specifically waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Pettit to exist.  It is expressly understood and agreed that this release shall constitute a general release and shall be interpreted liberally to effectuate the maximum protection to the Releasees allowed by law.  This release includes an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law.  Pettit acknowledges that he may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected, and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future.  Pettit further acknowledges that he has negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses, and Pettit voluntarily and with full knowledge of its significance expressly waives and relinquishes any and all rights he may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases.

(b)           General Release by the Company.  Upon the execution of this Agreement, and in consideration of the covenants and other consideration set forth herein, the sufficiency of which the Company hereby acknowledges, each of the Releasees releases Pettit from any and all claims, demands, suits, debts, loans, judgments, liens, obligations, damages, liabilities (including, but not limited to, claims for indemnification or contribution), rights and causes of action of any nature whatsoever, known or unknown, at law or equity or otherwise, including, but not limited to, claims, demands, suits, causes or rights of action relating to breach of contract or public policy, and any and all rights to or claims for attorneys’ fees or damages

(including, but not limited to, contract, compensatory, punitive or liquidated damages) or equitable relief, arising from the beginning of time up to and including the date of this Agreement, which any of the Releasees may ever have had or has now or which its successors or assigns can or shall have, against him, whether known or unknown, including, but not limited to, those on account of or arising out of or in any way or manner relating to, or based upon, his employment with the Company or his separation from such employment, or any facts, transactions, occurrences, acts or omissions, products or services relating to such employment or separation.  The Company specifically waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by the Company to exist.  It is expressly understood and agreed that this release shall constitute a general release and shall be interpreted liberally to effectuate the maximum protection to Pettit allowed by law.  This release includes an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law.  The Company acknowledges that it may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected, and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future.  The Company further acknowledges that it has negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Company voluntarily and with full knowledge of its significance expressly waives and relinquishes any and all rights it may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases.

9.             CONFIDENTIALITY OF AGREEMENT.  Each of Pettit and the Company shall, and the Company shall cause each of the Related Entities to, keep strictly confidential the existence of and all of the terms and conditions, including amounts, in this Agreement; provided, however, that the Company may disclose the existence of and all of the terms and conditions, including amounts, in this Agreement in, and file this Agreement as an exhibit to, any filings made with the Securities and Exchange Commission and/or the NASDAQ Stock Market.  Each of Pettit and the Company shall not, and the Company shall cause each of its Related Entities not to, disclose any such terms and conditions to any person other than its legal and/or financial advisor(s) to the extent necessary to perform services or as may be compelled by law.

10.           PERFORMANCE AND COOPERATION.  Pettit will cooperate fully with the Company in connection with any and all existing or future depositions, hearings, trials and/or litigations, adversary proceedings or investigations brought by or against the Company or any of the Related Entities or any of their respective agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent Pettit’s cooperation is reasonably deemed necessary by the Company.  In the event that Pettit is subpoenaed or otherwise contacted in any way related to the Company or any of the Related Entities, Pettit will immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena or other contact (it being understood and agreed to by the Company that any such response shall be prompt).  Notwithstanding the foregoing, Pettit shall have no obligation to notify the Company under the immediately preceding sentence in any case in which Pettit is advised in writing by legal counsel that taking such action would violate applicable law.  The Company will reimburse Pettit for reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred as a result of such cooperation.  On the Effective Date, Pettit will surrender to the Company all physical property of the Company presently in his possession, including keys, keycards and credit cards.

11.           NO DISPARAGEMENT.  Pettit agrees that he shall not at any time engage in any form of conduct, nor make any statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of any of the Releasees.  The Company agrees that it shall not at any time engage in any form of conduct, nor make any statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of Pettit.

12.           MISCELLANEOUS.

(a)           Successors.  This Agreement shall be binding upon, enforceable by and inure to the benefit of Pettit’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees, and the Company and any successor to all or substantially all of the business and/or assets of the Company.

(b)           Severability.  If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to be maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(c)           Controlling Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois.

(d)           Binding Arbitration.  Any controversy or claim arising under, or relating to, this Agreement shall be settled by confidential arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered and enforced by a state or federal court in the State of Illinois.  The Company and Pettit submit and consent to the exclusive jurisdiction of such court for the purpose of obtaining the entry of and enforcing such judgment and waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in such court as well as any claim that any such action or proceeding has been brought in an inconvenient forum.

(e)           Amendment.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

(f)            Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by either party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

13.           ENTIRE AGREEMENT.  Except as specifically set forth herein, any existing written or oral agreement of any kind between the Company and Pettit is fully superseded by this Agreement and is null and void.  The Company and Pettit warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement.

14.           ADVICE.  Pettit represents and warrants that he has read this entire Agreement; has had, in accordance with the Older Workers Benefit Protection Act, up to twenty-one (21) days to consider this Agreement; has been given the opportunity and has been encouraged to have this Agreement reviewed by an attorney; understands its meaning and application; and is signing of his own free will with the intent of being bound by each and every provision of this Agreement.  Pettit further understands that he has seven (7) days to revoke this Agreement after signing it.

15.           NOTICES.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail or overnight courier service as follows:

to the Company:

Echo Global Logistics, Inc.

600 West Chicago Avenue

Suite 725

Chicago, Illinois  60610

Attention:  Douglas R. Waggoner, Chief Executive Officer

with a copy to:

Steven J. Gavin and Matthew F. Bergmann

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois  60601

to Pettit:

Scott P. Pettit

or to such other address as either party shall have previously specified in writing to the other.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCOTT P. PETTIT	ECHO GLOBAL LOGISTICS, INC.

/s/ Scott P. Pettit	By:	/s/ Douglas R. Waggoner
Douglas R. Waggoner
Chief Executive Officer

[Signature Page to Confidential Separation Agreement]